KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                ------------------------------------------------
           (In Thousands, Except Share and Per Share Data, Unaudited)

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                                                        Three Months Ended     Six Months Ended
                                                        December 31, 2005      December 31, 2005
                                                        ------------------     -----------------
Income available to common stockholders                     $       2,326          $       5,290

Weighted average shares outstanding                            71,046,123             71,049,401

Basic earnings per share                                    $        0.03          $        0.07

Income for diluted earnings per share                       $       2,326          $       5,290

Total weighted average common shares and equivalents
outstanding for diluted computation                            71,096,851             71,074,765

Diluted earnings per share                                  $        0.03          $        0.07

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